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                                                                    EXHIBIT 23.4
                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated July 18, 2001 on the combined statements of income, shareholders' equity, and cash flows of the Business Acquired by Asbury Automotive Arkansas L.L.C. referred to as "the McClarty Combined Entities" for the period from January 1,1999 through November 17, 1999, included in Asbury Automotive Group L.L.C.'s registration statement no. 333-65998 and to all references to our Firm included in this registration statement.



/s/ Arthur Andersen LLP
-----------------------------
Little Rock, Arkansas
March 18, 2002